Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2025, Churchill Capital Corp XI, a Cayman Islands exempted company (“we,” “our,” “us” or “Company”), had the following three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our (i) units sold in the initial public offering we consummated on December 18, 2025 (collectively, the “Units”), (ii) Class A ordinary shares, $0.0001 par value per share (collectively, the “Class A Ordinary Shares”), which underlie the Units, and (iii) redeemable warrants (collectively, the “Warrants”), with each whole Warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share, which underlie the Units.

Pursuant to our amended and restated memorandum and articles of association, as currently in effect (the “Amended and Restated Articles”), we are authorized to issue (i) 550,000,000 Ordinary Shares, including 500,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares, $0.0001 par value per share (the “Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares”), and (ii) 5,000,000 preference shares, $0.0001 par value per share. The following description summarizes the material terms of our securities registered under Section 12 of the Exchange Act and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the (x) Amended and Restated Articles and (y) Warrant Agreement, dated December 16, 2025, we entered into with Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Report”) of which this Exhibit 4.3 is a part.

Defined terms used herein, but not otherwise defined, shall have the meaning ascribed to such terms in the Report.

Units

Each Unit consists of one Class A Ordinary Share and one-tenth of one Warrant. Each whole Warrant entitles the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share subject to adjustment as described below in “Warrants.”

Class A Ordinary Shares

Holders of our Ordinary Shares are entitled to one vote for each Ordinary Share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law or the applicable stock exchange rules then in effect; provided that holders of our Class B Ordinary Shares will have the right to vote to appoint and remove all of our directors prior to our initial Business Combination and holders of our Class A Ordinary Shares will not be entitled to vote on the election or removal of directors during such time. These provisions of our Amended and Restated Articles may only be amended if approved by a Special Resolution passed by a majority of at least 90% (or, where such amendment is proposed in respect of the consummation of our initial Business Combination, two-thirds) of our Ordinary Shares voting at the applicable general meeting. Approval of certain actions will require a Special Resolution under Cayman Islands law and pursuant to our Amended and Restated Articles; such actions include amending our Amended and Restated Articles and approving a statutory merger or consolidation with another company (other than with a 90% subsidiary of ours). There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the Ordinary Shares eligible to vote and voted for the appointment of directors can appoint all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In addition, to continue the company in a jurisdiction outside of the Cayman Islands, including the adoption of the organizational documents for such jurisdiction, our Board of Directors will be able to approve such continuation and organizational documents without the vote of any holders of our Class A Ordinary Shares and Class B Ordinary Shares.

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their Class A Ordinary Shares upon the completion of our initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our initial Business Combination including interest earned on the funds held in the trust account (which interest shall be net of permitted withdrawals), divided by the number of then-outstanding Public Shares, subject to the limitations described herein. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the Deferred Fee we will pay to the underwriter upon completion of our initial Business Combination. Our sponsor, officers and directors will not be entitled to redemption rights with respect to Ordinary Shares held by them in connection with the completion of our Business Combination.

If we seek shareholder approval of our initial Business Combination and we do not conduct redemptions in connection with our Business Combination pursuant to the tender offer rules, our Amended and Restated Articles will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to the more than an aggregate of 15% of the Class A Ordinary Shares sold in the Initial Public Offering (the “Excess Shares”) without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their Class A Ordinary Shares (including the Excess Shares) for or against our Business Combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our Business Combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. And, as a result, such shareholders will continue to hold that number of Class A ordinary Shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

Pursuant to our Amended and Restated Articles, if we are unable to complete our initial Business Combination within the Combination Period and do not hold a shareholder vote to amend our Amended and Restated Articles to extend the amount of time we will have to consummate an initial Business Combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (which interest shall be net of Permitted Withdrawals and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board of Directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our Sponsor, officers and directors will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares or Private Placement Shares held by them if we fail to complete our Business Combination within 24 months from the closing of this offering (or 27 months, as applicable). However, if our Sponsor, officers or directors acquire public shares in or after this offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our Business Combination within the prescribed timeframe.

In the event of a liquidation, dissolution or winding up of the company after a Business Combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Ordinary Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Ordinary Shares, except that we will provide our Public Shareholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of our initial Business Combination, subject to the limitations described herein.

Public Warrants

Each whole Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed herein, at any time commencing 30 days after the completion of our initial Business Combination, provided that we have an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a “cashless basis” under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrantholder may exercise its Warrants only for a whole number of Class A Ordinary Shares. This means that only a whole Warrant may be exercised at any given time by a warrantholder. No fractional Warrants will be issued upon separation of the units and only whole Warrants will trade. Accordingly, unless you purchased at least ten units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue Class A Ordinary Shares upon exercise of a warrant unless the Class A Ordinary Shares issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire without value to the holder. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the Class A Ordinary Share underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the initial Business Combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the IPO Registration Statement for this offering or a new registration statement registering, under the Securities Act, the issuance of the Class A Ordinary Shares issuable upon exercise of the Warrants. We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Class A Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our commercially reasonable efforts to register or qualify the issuance of shares under applicable blue sky laws to the extent an exemption is not available. To exercise Warrants on a cashless basis, each holder would pay the exercise price by surrendering the Warrants in exchange for a number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of (i) the number of Class A Ordinary Shares underlying the Warrants, and (ii) the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) such fair market value. Solely for the purposes of the preceding sentence, “fair market value” shall mean the 10-day average trading price as of the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants for cash when the price per Class A Ordinary Share equals or exceeds $18.00

Beginning 30 days after completion of our initial Business Combination, we may redeem the outstanding public Warrants for cash:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”); and

●	if, and only if, the last reported sale price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrantholders. We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those Class A Ordinary Shares is available throughout such 30 trading day period and the 30 day redemption period.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A Ordinary Shares outstanding immediately after giving effect to such exercise.

The Warrants have certain anti-dilution and adjustment rights upon certain events.

The Warrants are issued in registered form under the Warrant Agreement, which provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in this prospectus, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make generally any change that adversely affects the interests of the registered holders of Public Warrants.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a “cashless basis,” if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A Ordinary Shares or any voting rights until they exercise their Warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Class A Ordinary Shares to be issued to the warrantholder.

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